FIRST AMENDMENT
                                       TO
                             STOCKHOLDERS AGREEMENT

          This First Amendment to Stockholders Agreement (this "Amendment") is made as of October 7, 2003 by and among Lyondell Chemical Company, a Delaware corporation (the "Company"), Occidental Chemical Holding Corporation, a California corporation ("OCHC"), and Occidental Petroleum Corporation, a Delaware corporation ("Occidental"). The Company, OCHC and Occidental are sometimes collectively referred to herein as the "Parties" and each individually referred to as a "Party."

                                    RECITALS

          WHEREAS, the Company and the Stockholders entered into a Stockholders Agreement, dated as of August 22, 2002, by and among the Company and the Stockholders (the "Stockholders Agreement"), which restricts Occidental and its Wholly Owned Affiliates from, among other things, acquiring, agreeing to acquire or making any proposal to acquire, directly or indirectly, any securities of the Company;

          WHEREAS, the Company desires to sell to Occidental or one or more of its Wholly Owned Affiliates, and Occidental or one or more of its Wholly Owned Affiliates desires to purchase, shares of Original Common Stock in the Company's equity offering pursuant to the Underwriting Agreement dated as of October 7, 2003 between the Company and Credit Suisse First Boston LLC (the "Offering") in an amount that will be sufficient to maintain Occidental's approximate pro rata share ownership of the Company's outstanding equity as of the date of commencement of the Offering (which is approximately 22%);

          WHEREAS, the Parties desire to document the correction of a typographical error in the text of Section 3.3(b) to the Stockholders Agreement;

          WHEREAS, pursuant to Section 7.11 of the Stockholders Agreement, Occidental and the Company now desire to amend the Stockholders Agreement as set forth below;

          NOW, THEREFORE, in consideration of the premises and mutual covenants of the Parties, the Parties hereby agree as follows:

          Section 1. Defined Terms. The definitions of capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Stockholders Agreement.

          Section 2. Amendment to Section 2.2 of the Stockholders Agreement. The Parties hereby agree that Section 2.2 of the Stockholders Agreement shall be amended by inserting the following text as new subsection (d) to Section 2.2:

          "(d)      Section 2.1 shall not be applicable to the purchase,
directly or indirectly, by Occidental or one or more of its Wholly Owned Affiliates of up to 2.7 million shares of Original Common Stock (such amount is intended to be sufficient to permit Occidental to maintain its approximate pro rata share of ownership of the Company's outstanding equity as of


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the date of the commencement of the Company's equity offering pursuant to the
Underwriting Agreement dated as of October 7, 2003 between the Company and Credit Suisse First Boston LLC, which is approximately 22%) in the Offering, so long as after giving effect to such purchase, Occidental and its Wholly Owned Affiliates will beneficially own in the aggregate, directly or indirectly, a lower ownership percentage in the Company than the Occidental Rights Trigger Amount (as defined in the Securities Purchase Agreement). Occidental hereby agrees, and shall cause its Wholly Owned Affiliates, to promptly notify the Company of any purchase of such Original Common Stock."

          Section 3. Amendment to Section 3.3(b) of the Stockholders Agreement. The Parties hereby agree that Section 3.3(b) of the Stockholders Agreement shall be amended and restated in its entirety to read as follows:

          "'The Company shall exercise all authority under applicable law to cause any slate of directors presented to the stockholders of the Company for election to the Board of Directors to include both Dr. Ray Irani and Stephen I. Chazen, so long as they are qualified to serve, until Occidental and its Subsidiaries beneficially own in the aggregate, directly or indirectly, less than 34 million shares of Common Stock (excluding for purposes of this Section (3.3(b), shares to be issued to OCHC or its Wholly Owned Affiliates upon exercise of a Warrant), from which time until the Termination Date for Occidental and its Wholly Owned Affiliates only one of such individuals (to be determined in the sole discretion of the Company) shall be entitled to a seat on the Board of Directors."

          Section 4. Effectiveness of Stockholders Agreement. Except as amended by this Amendment, all terms and conditions of the Stockholders Agreement shall remain in full force and effect among the Parties thereto.

          Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original. All signatures need not be on the same counterpart.

          Section 6. Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Amendment without giving effect to any conflicts of law principles.

          Section 7. Specific Performance. Each Party agrees that the other Parties would be irreparably damaged if for any reason such Party fails to perform any of such Party's obligations under this Amendment, and that the other Parties would not have an adequate remedy at law for money damages in such event. Accordingly, the other Parties shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Amendment by such Party. This provision is without prejudice to any other rights that the Parties may have against any other Party for any failure to perform its obligations under this Amendment.

          Section 8. Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY OR ANY DISPUTE UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT SHALL BE


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BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY
EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH OF THE PARTIES ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AMENDMENT. EACH OF THE PARTIES SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES SHALL MAINTAIN THE APPOINTMENT OF SUCH AGENT (OR A SUBSTITUTE AGENT) FROM THE DATE HEREOF UNTIL THE TERMINATION OF THE STOCKHOLDERS AGREEMENT AND SATISFACTION OF ALL OBLIGATIONS HEREUNDER AND THEREUNDER. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS.

          Section 9. Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

          Section 10. Cooperation for Rule 144 Resales. The Company hereby agrees that it will file the reports required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Securities Exchange Commission ("SEC") thereunder (or, if the Company is not required to file such reports, it will, upon the request of Occidental, make publicly available other non-confidential information so long as necessary to permit sales under Rule 144 under the Securities Act of shares of Original Common Stock Occidental purchases in the Offering), and it will take such other action as Occidental may reasonably request, all to the extent required from time to time to enable Occidental to sell shares it purchases in the Offering without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act or (b) any similar rule or regulation hereafter adopted by the SEC.


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


          IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the Parties by their respective officers thereunto duly authorized, effective as of the date first written above.

                                   LYONDELL CHEMICAL COMPANY



                                   By:  /s/ DAN F. SMITH
                                      ------------------------------------------
                                   Name:  Dan F. Smith
                                   Title: President and Chief Executive Officer



                                   OCCIDENTAL PETROLEUM CORPORATION



                                   By:  /s/ STEPHEN I. CHAZEN
                                      ------------------------------------------
                                   Name:  Stephen I. Chazen
                                   Title: Chief Financial Officer and Executive
                                          Vice President - Corporate Development


                                   OCCIDENTAL CHEMICAL HOLDING CORPORATION



                                   By:  /s/ J. R. HAVERT
                                      ------------------------------------------
                                   Name:  J. R. Havert
                                   Title: Vice President and Treasurer


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